Exhibit 99.1

Howard Hughes Confirms Receipt of
Unsolicited Acquisition Proposal from Pershing Square

No Stockholder Action Required at this Time

THE WOODLANDS, Texas, Jan. 13, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company” or “HHH”) today confirmed the Board’s receipt of a proposal from Pershing Square Capital Management LP (“Pershing Square”) under which Pershing Square has proposed to acquire additional shares of the Company’s common stock in a merger transaction between the Company and a newly formed merger subsidiary of Pershing Square Holdco, L.P., pursuant to which Pershing Square would own a majority of the Company’s common stock as a result of such merger. Pershing Square currently beneficially owns approximately 37.6% of the Company's common stock.

As previously announced on August 8, 2024, the Howard Hughes Board of Directors formed a Special Committee, comprised of independent directors, in response to interest expressed by Pershing Square in exploring a possible transaction. The Special Committee will evaluate the proposal and determine the appropriate course of action and process. No action is required by HHH stockholders at this time.

The proposal is conditioned on, among other things, the negotiation and execution of a definitive agreement, as well as approval and recommendation of the proposal by the Special Committee and approval by holders of a majority of the shares of the Company's common stock not owned by Pershing Square or parties affiliated with or advised by Pershing Square.

There can be no assurance that the Company will pursue this proposed transaction or any other strategic outcome, and HHH does not intend to comment further on this matter unless and until further disclosure is determined to be appropriate or necessary.

The proposal letter is included as an exhibit to the Company’s Form 8-K filed on January 13, 2025 available with the U.S. Securities and Exchange Commission.

Morgan Stanley & Co. LLC is acting as financial advisor to the Special Committee, and Hogan Lovells US LLP and Richards, Layton & Finger, P.A. are acting as legal counsel.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Contacts:

Howard Hughes Holdings Inc.

Media Relations

Andrew Siegel / Lyle Weston / McRae Fried

Joele Frank

212-355-4449

Investor Relations

Eric Holcomb, 281-475-2144

Senior Vice President, Investor Relations

eric.holcomb@howardhughes.com